Exhibit 3.1

H070001587843

ARTICLES OF ORGANIZATION

OF

SALAMANDER INNISBROOK, LLC

The undersigned Member or Authorized Representative of a Member signs these Articles of Organization and forms a limited liability company (the “Company”) under the Florida Limited Liability Company Act (the “Act”), as follows:

ARTICLE I.

NAME

The name of the Company is: Salamander Innisbrook, LLC.

ARTICLE II.

MAILING ADDRESS AND STREET ADDRESS

The mailing address and street address of the principal office of the Company is: 3074 Zulla Road, The Plains, Virginia 20198.

ARTICLE III.

EXISTENCE

The date when the Company’s existence will commence is June 14, 2007, in accordance with Section 608.409(1) of the Act.

ARTICLE IV.

INITIAL REGISTERED OFFICE AND AGENT

The name and street address of the initial registered agent and office of the Company are: Ben Allen, c/o DLA Piper US LLP, 101 East Kennedy Boulevard, Suite 2000, Tampa, Florida 33602.

Signature of a member or an authorized representative of a member
Ben Allen
(Typed or printed name of signee)

ACCEPTANCE BY REGISTERED AGENT

I accept the appointment as Registered Agent of the Company to accept service of process on its behalf at the place designated in these Articles of Organization. I am familiar with, and accept, the obligations of my position as registered agent as provided for in the Act.

Ben Allen

H070001587843